Exhibit 99.1

Socket Mobile Announces Receipt of Loan Proceeds Under Paycheck Protection Program

NEWARK, Calif., – April 21, 2020 – Socket Mobile, Inc. (NASDAQ: SCKT), a leading innovator of data capture and delivery solutions for enhanced productivity, announces today that it has received loan proceeds of $1,058,700 ("PPP Loan") under the Paycheck Protection Program ("PPP"). The PPP was established as part of the Coronavirus Aid, Relief and Economic Security Act ("CARES Act") in order to enable small businesses to pay employees during the coronavirus crisis and provides loans to qualifying businesses for up to 2.5 times their average monthly payroll costs. The amount borrowed under the PPP is eligible to be forgiven provided that the borrower uses the loan proceeds during the eight week period after receiving them, and provided that the proceeds are used to cover payroll costs (including benefits), rent, mortgage interest, and utility costs. The amount of loan forgiveness will be reduced if, among other reasons, the borrower does not maintain staffing or payroll levels. Principal and interest payments on any unforgiven portion of the PPP Loan will be deferred for six months and will accrue interest at a fixed annual rate of 1%. Additionally, the remaining PPP Loan balance will carry a two-year maturity date. There is no prepayment penalty on the PPP Loan.

About Socket Mobile, Inc.

Socket Mobile is a leading provider of data capture and delivery solutions for enhanced productivity in workforce mobilization. Socket Mobile’s revenue is primarily driven by the deployment of third-party barcode enabled mobile applications that integrate Socket Mobile’s cordless barcode scanners and contactless reader/writers. Mobile Applications servicing the specialty retailer, field service, transportation, and manufacturing markets are the primary revenue drivers. Socket Mobile has a network of thousands of developers who use its software developer tools to add sophisticated data capture to their mobile applications. Socket Mobile is headquartered in Newark, Calif. and can be reached at +1-510-933-3000 or www.socketmobile.com.  Follow Socket Mobile on Facebook, Twitter @socketmobile and on our sockettalk blog.

Socket Mobile Investor Contact:
Lynn Zhao
Chief Financial Officer
510-933-3016
lynn@socketmobile.com

Socket is a registered trademark of Socket Mobile. All other trademarks and trade names contained herein may be those of their respective owners.

© 2020, Socket Mobile, Inc. All rights reserved.